                                                                Exhibit 10.16(i)

                                    ANTHEM

                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


              (As Amended and Restated Effective January 1, 1997)

                                    ANTHEM
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
              (As Amended and Restated Effective January 1, 1997)


INTRODUCTION
------------

          The Anthem Supplemental Executive Retirement Plan (the "Plan") is an unfunded supplemental retirement plan for a select group of management employees of Anthem Insurance Companies, Inc. (the "Company") and affiliates of the Company and is designed to meet applicable exemptions under Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended, and under Department of Labor Regulations Section 2520.104-23. The purpose of the Plan is to provide each Participant (as such term is defined in Article I) in the Plan with the benefits the Participant would have received under the Anthem Cash Balance Pension Plan except for certain limitations imposed by the Internal Revenue Code of 1986, as amended.

          The Plan was originally effective February 18, 1988 and was amended and restated effective December 1, 1994.

          Effective July 1, 1996, the name of the Plan was changed from The Associated Group Supplemental Executive Retirement Plan to the Anthem Supplemental Executive Retirement Plan.

          Effective January 1, 1997, the Company hereby amends and completely restates the Plan.

ARTICLE I - DEFINITIONS
-----------------------

          Section 1.01.  Administrator.  The term "Administrator" means the
          ------------   -------------
Committee, which shall have the sole authority to manage and to control the operations and administration of this Plan.

          Section 1.02.  Board.  The term "Board" means the Board of Directors
          ------------   -----
of the Company.

          Section 1.03.  Cause. The term "Cause" means and shall occur if a
          ------------   -----
Participant (a) commits and is convicted of a felony against the Company, its employees or customers; or (b) sells, transfers or discloses trade secrets, processes or customer lists of the Company; or (c) engages in any conduct which, in the opinion of the Committee, constitutes direct competition with the Company, a material violation of the express or implied conditions of his employment or any other material breach of any duty owed to the Company arising out of his employment relationship.

          Section 1.04.  Code.  The term "Code" means the Internal Revenue Code
          ------------   ----
of 1986 as now in effect or hereafter amended and shall also include all regulations promulgated thereunder.

          Section 1.05.  Committee. The term "Committee" means the Pension
          ------------   ---------
Committee of the Board of Directors of the Company.

          Section 1.06.  Company.  The term "Company" means Anthem Insurance
          ------------   -------
Companies, Inc. and any successors thereto; provided, however, that for purposes of Section 1.03, Section 1.15, Section 4.02, Section 4.05, and Section 5.05, "Company" shall also include any entity affiliated with the Company within the meaning of Section 414(b) and Section 414(c) of the Code and any successor thereto.

          Section 1.07.  Company Pension Plan.  The term "Company Pension Plan"
          ------------   --------------------
means the Anthem Cash Balance Pension Plan as now in effect or as hereafter amended.

          Section 1.08.  Company Pension Plan Benefit.  The term "Company
          ------------   ----------------------------
Pension Plan Benefit" means the aggregate benefit payable to a Participant pursuant to the Company Pension Plan by reason of his Termination of Employment with the Company or one of its affiliates; provided, however, that for purposes of determining the amount of a Participant's Company Pension Plan Benefit, it shall be assumed that the Participant's Company Pension Plan Benefit is payable in the form of a single lump sum.

          Section 1.09.  Compensation.  The term "Compensation" shall be
          ------------   ------------
determined in the same manner it is determined under the Company Pension Plan, except that the following adjustments shall be made:

          (a) the limits set forth in Section 401(a)(17) of the Code shall be disregarded; and

          (b) any voluntary elective deferrals of compensation or bonuses made by the Participant under the Anthem Deferred Compensation Plan shall be included as Compensation in the calendar year of deferral.

          Section 1.10.  Early Retirement Age.  The term "Early Retirement Age"
          ------------   --------------------
means and shall be determined in the same manner that such term is defined in the Company Pension Plan.

          Section 1.11.  ERISA.  The term "ERISA" means the Employee Retirement
          ------------   -----
Income Security Act of 1974 as now in effect or hereafter amended and shall also include all regulations promulgated thereunder.

          Section 1.12.  Normal Retirement Date.  The term "Normal Retirement
          ------------   ----------------------
Date" means and shall be determined in the same manner that such term is defined in the Company Pension Plan.

          Section 1.13.  Participant.  The term "Participant" means any
          ------------   -----------
individual who is eligible for benefits under Article II of this Plan.

          Section 1.14.  Supplemental Retirement Benefit.  The term
          ------------   -------------------------------
"Supplemental Retirement Benefit" means the benefit payable to a Participant pursuant to this Plan.

          Section 1.15.  Termination of Employment.  The term "Termination of
          ------------   -------------------------
Employment" means the date on which a Participant retires, resigns, dies, incurs a total disability or otherwise voluntarily or involuntarily terminates his employment with the Company or one of its affiliates.

ARTICLE II - PARTICIPATION
--------------------------

          Section 2.01.  Eligible Employees.  The individuals eligible for
          ------------   ------------------
benefits as Participants under this Plan shall be the key management or other highly compensated employees of the Company whose participation in this Plan as a category has been approved by the Committee and subject to Section 2.03, shall also include any individual who was a Participant in this Plan on December 31, 1996. Notwithstanding anything contained herein to the contrary, a Participant shall not be eligible for Supplemental Retirement Benefits if his Termination of Employment occurs before his entitlement to vested benefits under the Company Pension Plan.

          Section 2.02.  Condition.  A Participant shall only be entitled to
          ------------   ---------
payment of a Supplemental Retirement Benefit if:

          (a)  the Participant has either:

               (i) completed at least five (5) years of vesting service (as such term is defined under the Company Pension Plan), or

               (ii) reached his Normal Retirement Date before his Termination of Employment,

and

          (b) the Participant's Termination of Employment was for reasons other than Cause.

          Section 2.03.  Special Rule.  The Supplemental Retirement Benefit of a
          ------------   ------------
Participant shall be forfeited if the Participant is determined to be an individual not eligible to participate in a plan intended to benefit only employees who are part of a select group of management or highly compensated employees of the Company or one of its affiliates as defined in Sections 201, 301, and 401 of ERISA. In such a case, the Participant shall be entitled to such other benefits (in lieu of benefits provided under this Plan) as the Committee shall determine.

ARTICLE III - SUPPLEMENTAL RETIREMENT BENEFITS
----------------------------------------------

          Section 3.01.  Retirement Benefits.
          ------------   -------------------

          (a) Except as provided in Sections 2.02, 3.05 and 4.02, a Participant who is a Transition Participant in the Company Pension Plan shall have a Supplemental Retirement Benefit equal to the amount, if any, by which:

          (1) the single lump sum to which the Participant would have been entitled under the Company Pension Plan if such benefit (i) was determined by substituting the definition of Compensation used in this Plan for the definition used by the Company Pension Plan and (ii) was not computed by giving effect to the limitations on benefits on tax qualified retirement plans imposed by application of Sections 415 and 401(a)(4) of the Code, exceeds

          (2) the single lump sum that would be payable to the Participant under the Company Pension Plan had he elected payment of his benefit in the form of a single lump sum.

The amounts described in (1) and (2) above shall be computed as of the date of commencement of the Supplemental Retirement Benefit as determined in accordance with Section 3.02; provided, however, that if the commencement date of a Participant's benefit under the Company Pension Plan is later than the commencement date of a Participant's Supplemental Retirement Benefit, the amount calculated under subsection (1) of this Section 3.01(a) shall, subject to any subsequent determination under Section 3.05, take into account the limitation on benefits imposed by Section 415 of the Code.

          (b) Except as provided in Sections 2.02, 3.05 and 4.02, a Participant who is not a Transition Participant in the Company Pension Plan shall have a Supplemental Retirement Benefit equal to the sum, if any, of (1) the single lump sum to which the Participant would have been entitled under the Company Pension Plan if such benefit was determined by multiplying the sum of the compensation over the Code Section 401(a)(17) limit and all voluntary elective deferrals of compensation or bonuses made by the Participant under the Anthem Deferred Compensation Plan times the applicable Pay Credit as such term is defined in the Company Pension Plan, adjusted for interest using the Credited Interest Rate as such term is defined in the Company Pension Plan; and (2) the lump sum equivalent of any qualified benefit under the Company Pension Plan limited by
Section 415 of the Code, subject to any subsequent determination under Section 3.05.

          Section 3.02. Form of Benefit.
          -----------------------------

          (a) The Supplemental Retirement Benefit shall commence to be paid to the Participant or his spouse or beneficiary entitled thereto under the Plan, at the times and in the manner set forth in this Section and Section 3.03.

          (b) At the commencement of participation in the Plan, a Participant may elect to receive a Supplemental Retirement Benefit at Termination of Employment due to termination prior to age fifty-five (55) in one (1) of the following forms:

               (i)  Immediate lump sum; or

               (ii) Annual installments over five years;

and, if the Termination of Employment is due to retirement at age fifty-five
(55) or older, in one (1) of the following forms:

               (i)   Immediate lump sum;

               (ii)  Annual installments over five years;

               (iii) Annual installments over ten years; or

               (iv) Any other form of benefit permissible under the Company Pension Plan, except the Age 62 Level Income Option.

Payment of the Participant's Supplemental Retirement Benefit shall commence to be paid as soon as practicable following Termination of Employment. If the Participant fails to elect a form of payout, then payment of the Supplemental Retirement Benefit shall be in the form of annual installments over five (5) years regardless of age.

          (c) A Participant may elect to change the method of payment of Supplemental Retirement Benefit previously made pursuant in this Section to any other form available to him under the Plan no later than one year prior to the termination date.

          (d) Actuarial equivalency of the different forms of payment shall be determined in accordance with the actuarial assumptions set forth in the Company Pension Plan. If a Participant is to receive a Supplemental Retirement Benefit in the form of annual installments, the actuarial equivalent of the Supplemental Retirement Benefit shall be determined as of the date of the Participant's Termination of Employment using the actuarial assumptions set forth in the Company Pension Plan and shall be paid in the same manner as if the Participant had made an election to receive installment benefits of the same duration under the Anthem Deferred Compensation Plan with interest determined in the following manner: the interest rate credited to the actuarial equivalent of the Supplemental Retirement Benefit (determined using the actuarial assumptions in the Company Pension Plan) to be paid in installments shall be the declared rate of interest under the Anthem Deferred Compensation Plan, but not the 125% of such declared rate as otherwise provided for in the Anthem Deferred Compensation Plan.

          (e) Spousal consent to the form of distribution is not required. In addition, the Participant may elect to receive his Supplemental Retirement Benefit and his Company Pension Plan Benefit in different forms.

          (f) A Participant who receives or who begins to receive his Supplemental Retirement Benefit shall not be entitled to any subsequent benefit increase that may become payable to participants in the Company Pension Plan after his Termination of Employment or death due to an ad hoc increase or other adjustments due to increases in the cost of living.

          (g) All elections made pursuant to this Section shall be made on forms approved by, and in accordance with, rules prescribed by the Committee. The Committee shall have the power to void any elections made pursuant to this Section if it reasonably determines such action to be in the best financial interest of all Participants under the Plan as a group.

          (h) Notwithstanding any other provision of the Plan, if the vested single sum value of (i) a Participant's Supplemental Retirement Benefit upon Termination of Employment; or (ii) any payment to a spouse or beneficiary upon the death of a Participant pursuant to Section 3.03 does not exceed $25,000 (effective January 1, 1998, $55,000, except that until January 1, 1999, all prior distribution election forms will be honored unless the form is a 50% joint and survivor annuity), the Supplemental Retirement Benefit shall be immediately distributed in the form of a single lump sum distribution to the Participant, his spouse or beneficiary as appropriate.

          Section 3.03.  Death Benefits.  In the event that a Participant's
          ------------   --------------
Termination of Employment is by reason of death, the Participant's Supplemental Retirement Benefit, if any, shall be payable to his beneficiary in the form of a single lump sum. The benefit, if any, payable to the beneficiary of a Participant who has terminated employment and is receiving, or has received, benefits at the time of the Participant's death (or died after termination but prior to the receipt of benefits), shall be dependent on the form of payment previously elected by the Participant. Notwithstanding the foregoing, the vested single sum value of payments to a spouse or beneficiary shall be paid in a single lump sum as required by Section 3.02(h).

          Section 3.04.  Beneficiary Designation.  A Participant shall designate
          ------------   -----------------------
a beneficiary of his interest in the Plan on a form specified by the Committee. Such designation shall be effective upon its receipt by the Committee. In the event the Participant dies without a beneficiary designation on file, the designation on file for the Participant's Company Pension Plan benefit shall control, and, if none, the Participant's Supplemental Retirement Benefit shall be distributed in accordance with the Company Pension Plan.

          Section 3.05.  Section 415 Adjusted Benefit.  If a Participant's
          ------------   ----------------------------
Supplemental Retirement Benefit commences prior to the date on which the Participant's Company Pension Plan benefit commences, a Participant shall be entitled to an additional single lump sum payment as soon as practicable after the commencement of his Company Pension Plan benefit which is equal to the amount, if such amount is at least equal to one hundred dollars, that the single lump sum payment to which the Participant would have been entitled under the Company Pension Plan is reduced by reason of limitations on benefits on tax qualified retirement plans imposed by application of Section 415 of the Code.

ARTICLE IV - ADMINISTRATION
---------------------------

          Section 4.01.  Delegation of Responsibility.  The Committee may
          ------------   ----------------------------
delegate its duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient. However, the ultimate responsibility for the administration of this Plan shall remain with the Committee.

          Section 4.02.  Payment of Benefits.  All benefits under this Plan
          ------------   -------------------
shall be paid directly from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No Participant, spouse, or beneficiary shall have any right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant. Notwithstanding the foregoing, the Company, at its option, may establish a grantor trust to pay some part or all of the benefits under the Plan.

          Section 4.03.  Obligations to Company.  If a Participant becomes
          ------------   ----------------------
entitled to a distribution under the Plan, and if at that time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Committee may determine in its sole discretion to offset the amount owing to the Company against the distribution.

          Section 4.04.  Construction of Plan.  The Committee shall have the
          ------------   --------------------
power to construe this Plan and to determine all questions of fact or law arising under it. It may correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as it may deem appropriate. All acts and determinations of the Committee shall be final and conclusive on the Company, the Participants, the beneficiaries of deceased Participants and on any and all other persons who may be affected by, or have an interest in, this Plan.

          Section 4.05.  Deduction of Taxes from Amounts Payable.  The Company
          ------------   ---------------------------------------
may deduct from the amount to be distributed under the Plan such amount as the Company, in its sole discretion, deems proper for the payment of income, employment, death, succession, inheritance, or other taxes with respect to benefits under the Plan.

          Section 4.06.  Indemnification.  The Company shall indemnify and hold
          ------------   ---------------
harmless each employee, officer, or director of the Company to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person for any such amount incurred through any settlement or compromise of an action unless the Company consents in writing to such settlement or compromise.

          Section 4.07.  Expense.  The expenses of administering the Plan shall
          ------------   -------
be paid by the Company; provided, however, that to the extent employees of entities affiliated with the Company are Participants in the Plan, the Company shall allocate the cost of operating this Plan, including the benefit cost, among such entities in an equitable manner.

ARTICLE V - MISCELLANEOUS
-------------------------

          Section 5.01.  Amendment or Termination of Plan.  The Company intends
          ------------   --------------------------------
the Plan to be permanent, but reserves the right at any time to modify, amend or terminate the Plan; provided, however, that the Company shall not cancel, reduce or otherwise adversely affect the amount of benefits of any Participant accrued as of the date of any such modification, amendment, or termination, without the consent of the Participant, except as provided in Section 2.02 and Section 2.03.

          Section 5.02.  Successors.  This Plan and the obligations hereunder
          ------------   ----------
shall be binding an any successor of the Company.

          Section 5.03.  Duration of Plan.  Subject to Section 5.01 this Plan
          ------------   ----------------
shall terminate at the date on which the final benefit payment has been made pursuant to the terms of this Plan.

          Section 5.04.  Choice of Law.  This Plan shall be construed and
          ------------   -------------
interpreted pursuant to, and in accordance with, all applicable federal laws and the laws of the State of Indiana.

          Section 5.05.  No Employment Contract.  This Plan shall not be
          ------------   ----------------------
construed as an agreement, consideration or inducement of employment or as affecting in any manner the rights or obligations of the Company, an affiliate company, or of any Participant to continue or to terminate the employment relationship at any time.

          Section 5.06.  Non-Alienation.  No person shall have any right to
          ------------   --------------
anticipate, pledge, alienate or assign any rights under this Plan, and any effort to do so shall be null and void. The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

          Section 5.07.  Gender and Number.  Words in the one gender shall be
          ------------   -----------------
construed to include the other genders where appropriate; words in the singular or plural shall be construed as being in the plural or singular where appropriate.

          Section 5.08.  Headings.  The headings in this Plan are solely for
          ------------   --------
convenience of reference and shall not affect its interpretation.

ARTICLE VI - ADOPTION BY SUBSIDIARIES OF THE COMPANY
----------------------------------------------------

          The Plan shall be adopted by Participating Employers defined as any company that is under common control with the Company as defined in Sections 414(a), (b) or (c), which is a participating employer in the Company Pension Plan. The Participating Employers are listed on Exhibit A.

          This amended and restated Plan has been executed on this 12th day of January 1999 to be effective as of January 1, 1997.

                         ANTHEM INSURANCE COMPANIES, INC.

                         By:  /s/ L. Ben Lytle
                              ----------------------------------

                         Its:  Chairman President & Chief Executive Officer
                              --------------------------------------------

                                  APPENDIX A

                            PARTICIPATING EMPLOYERS
                             As Of January 1, 1997
                           (unless otherwise noted)

Acordia Claims, Inc. (as of 8/15/97)
Acordia Healthcare Solutions, Inc. (as of 8/1/97)
Acordia National, Inc. (as of 8/29/97)
Acordia Northeast/Hogg Robinson of New England, Inc. (as of 8/29/97) Acordia Northeast, Inc. (as of 8/29/97)
Acordia Northwest, Inc. (as of 8/29/97)
Acordia of California Insurance Services, Inc. (as of 8/29/97)
Acordia of Central Indiana, Inc. (as of 8/l/97)
Acordia of Cleveland, Inc. (as of 8/29/97)
Acordia of Colorado, Inc. (as of 8/29/97)
Acordia of Columbus, Inc. (as of 8/29/97)
Acordia of Dallas, Inc. (as of 8/29/97)
Acordia of Eastern Kentucky - Pikeville, Inc. (as of 8/29/97)
Acordia of Evansville, Inc. (as of 8/l/97)
Acordia of Illinois, Inc. (as of 8/29/97)
Acordia of Lexington, Inc. (as of 8/1/97)
Acordia of Louisville, Inc. (as of 8/l/97)
Acordia of Michigan, Inc. (as of 8/29/97)
Acordia of Minnesota, Inc. (as of 8/29/97)
Acordia of North Carolina, Inc. (as of 8/29/97)
Acordia of Northeast Indiana, Inc. (as of 8/29/97)
Acordia of Northwest Indiana, Inc. (as of 8/l/97)
Acordia of Oregon, Inc. (as of 8/29/97)
Acordia of Pennsylvania, Inc. (as of 8/29/97)
Acordia of Phoenix, Inc. (as of 8/29/97)
Acordia of Southern California, Inc. (as of 8/29/97)
Acordia of Tennessee, Inc. (as of 8/29/97)
Acordia of West Virginia - Bluefield, Inc. (as of 8/29/97)
Acordia of West Virginia - Clarksburg, Inc. (as of 8/29/97)
Acordia of West Virginia - Granville, Inc. (as of 8/29/97)
Acordia of West Virginia, Inc. (as of 8/29/97)
Acordia/Pettit-Morry Co. of California, Inc. (as of 8/29/97)
Acordia Senior Benefits, Inc. (as of 8/l/97)
Acordia Senior of the Southwest, Inc. (as of 8/l/97)
Acordia Services, Inc. (as of 8/29/97)
Acordia Southeast, Inc. (as of 8/29/97)
Acordia West Texas, Inc. (as of 8/29/97)
AdminaStar Communications, Inc. (1/l/97-3/31/97)
AdminaStar Federal, Inc.
AdminaStar, Inc.

American E&S Insurance Brokers of California, Inc. (as of 8/29/97) American E&S Insurance Brokers of New York, Inc. (as of 8/29/97)
American E&S Insurance Texas, Inc. (as of 8/29/97)
American Health Network, Inc.
American Health Network of Indiana, Inc.
American Health Network of Kentucky, Inc.
American Health Network of Ohio, Inc.
American Health Network of Ohio, Inc. Professional Corporation
Anthem Benefit Services, Inc.
Anthem Casualty Insurance Group, Inc. (1/1/97-6/30/97)
Anthem Health & Life Insurance Company of New York
Anthem Insurance Companies, Inc.
Anthem Life Insurance Company of Indiana
Anthem Prescription Management, Inc.
Anthem Transition Corp. (as of 8/1/97)
Community Insurance Company
CorePoint MCO, Inc. (as of 8/15/97)
Corporate Claims Services, Inc. (as of 8/15/97)
Curnow-Halls Associates (as of 8/29/97)
Davis & Associates, Inc. (as of 8/15/97)
Executive & Employee Benefit Plans, Inc.
Hogg Robinson of New York, Inc. (as of 8/29/97)
Hogg Robinson of Virginia, Inc. (as of 8/29/97)
LWP Services, Inc. (as of 8/29/97)
Moore-Peterson Insurance Agency Co., Inc. (as of 8/29/97)
Puget Sound Underwriters, Inc. (as of 8/29/97)
ReagerHarris, Inc. (as of 8/29/97)
Rothschild, Bell & Walseth, Inc. (as of 8/29/97)
Southeastern Group, Inc.
SpecialMed of Indiana, Inc.
Texas Professional Agency, Inc. (as of 8/29/97)
The Reeves Company, Inc. Insurance Brokers (as of 8/29/97)
Wright Health Associates, Inc.

                                  APPENDIX A

                            PARTICIPATING EMPLOYERS
                             As Of January 1, 1999
                           (unless otherwise noted)

Acordia of Lexington, Inc.
Acordia of Louisville, Inc.
Acordia Senior of the Southeast, Inc.
AdminaStar Federal, Inc.
AdminaStar, Inc.
Anthem Benefit Administrators, Inc.
Anthem Health & Life Insurance Company of New York
Anthem Health Plans, Inc.
Anthem Insurance Companies, Inc.
Anthem Life Insurance Company of Indiana
Anthem Prescription Management, Inc.
Community Insurance Company
Davis & Associates, Inc.
Southeastern Group, Inc.
The Anthem Companies, Inc.
Wright Health Associates, Inc.